As filed with the Securities and Exchange Commission on October 23, 2026

Registration No. 333-228098

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
FORM S-8

UNDER
THE SECURITIES ACT OF 1933

Arcosa, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	82-5339416 (I.R.S. Employer Identification Number)

500 N. Akard Street, Suite 400 Dallas, Texas (Address of Principal Executive Offices)	75201 (Zip Code)

Arcosa, Inc.
2018 Stock Option and Incentive Plan

(Full Title of the plan)

Bryan P. Stevenson, Esq.,
Chief Legal Officer
Arcosa, Inc.
500 N. Akard Street, Suite 400
Dallas, Texas 75201

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (972) 942-6500

Copies to:

Robert M. Hayward, P.C.
Zoey Hitzert
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE - DEREGISTRATION OF SHARES

This Post-Effective Amendment to the Registration Statement on Form S-8 (this “Post-Effective Amendment”) filed by Arcosa, Inc., a Delaware corporation (the “Company”), relates to the Registration Statement on Form S-8 (333-228098) filed by the Company with the Securities and Exchange Commission on October 31, 2018 (the “Registration Statement”).

On October 23, 2026, pursuant to the Agreement and Plan of Merger, dated as of June 21, 2026 (the “Merger Agreement”), by and among the Company, CRH Americas, Inc., a Delaware corporation (“Parent”), and Neon Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent.

As a result of the completion of the transactions contemplated by the Merger Agreement, including the Merger, the Company has terminated any and all offerings of its securities pursuant to existing registration statements, including the Registration Statement. In accordance with the undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance but remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities of the Company registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas, on this 23rd day of October, 2026.

ARCOSA, INC.

By:	/s/ David Toolan
Name:	David Toolan
Title:	Treasurer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.